Exhibit 2.9
DETOUR GOLD CORPORATION
FORM 51-102F3
MATERIAL CHANGE REPORT
Item 1. Name and Address of Company
DETOUR GOLD CORPORATION, Royal Bank Plaza, 200 Bay Street, North Tower, Suite 2040, Toronto, Ontario, M5J 2J1.
Item 2. Date of Material Change
April 15, 2008.
Item 3. News Release
The Press Release was sent on April 15, 2008 via Marketwire, Toronto, Ontario.
Item 4. Summary of Material Change
For further information, attached hereto is a copy of the Press Release.
Item 5. Full Description of Material Change
For further information, attached hereto is a copy of the Press Release.
Item 6. Reliance on subsection 7.1(2) or (3) of National Instrument 51-102
Confidentiality is not requested.
Item 7. Omitted Information
No information has been omitted in respect of the material change.
Item 8. Executive Officer
Gerald Panneton, President & CEO: 416-304-0800.
Item 9. Date of Report
April 17, 2008.

DETOUR GOLD CORPORATION
/s/ “Erik Martin”
By: Erik Martin
Chief Financial Officer and Corporate Secretary

April 15, 2008	NEWS RELEASE
Detour Gold Enters Into Agreement with Goldcorp to Exercise its
Option for the 100% Interest in the Detour Lake Mine Property
Detour Gold Corporation (TSX: DGC) (“Detour Gold” or the “Company”) is pleased to announce that it has entered into an agreement (the “Purchase Agreement”) with Goldcorp Canada Ltd. (“Goldcorp”) pursuant to which the Company will exercise its option (the “Option”) and will acquire ownership of the Detour Lake mine property (the “Mine Option Property”) from Goldcorp (the “Transaction”). Following the completion of the Transaction, Detour Gold will be the sole owner of the Mine Option Property, including all the surface rights.
The Detour Lake gold deposit, currently the focus of Detour Gold’s exploration activities and feasibility study, is located on the Mine Option Property.
Pursuant to the terms of the Purchase Agreement, the Company will assume all of Goldcorp’s liabilities and obligations relating to the Mine Option Property and certain other exploration properties in the Detour Lake and Massicotte areas of Ontario and Quebec. Upon the exercise of the Option and the closing of the Transaction, as per the terms of the Option and Access Agreement dated December 10, 1998, Detour Gold will grant Goldcorp a 1% royalty on the net smelter returns derived from the Mine Property (the “Mine Property NSR”). The Company will have the right to purchase the Mine Property NSR from Goldcorp at any time by paying Goldcorp the sum of $1,000,000.
The exercise of the Option and the closing of the Transaction is subject to Detour Gold and Goldcorp obtaining all necessary third party approvals and consents, the filing of an amended mine closure plan for the Mine Option Property, and other customary conditions. The amended mine closure plan is expected to be filed with the Ministry of Northern Development and Mines of Ontario in the second quarter of 2008. The Transaction is expected to close in the third quarter of 2008.

For further information, please contact:

Gerald Panneton, President and CEO	Laurie Gaborit, Director Investor Relations
Tel: (416) 304.0800	Tel: (416) 304.0581
Detour Gold Corporation, Royal Bank Plaza, North Tower, 200 Bay Street, Suite 2040, Toronto, Ontario M5J 2J1
Forward-Looking Information
This press release contains certain forward-looking information as defined in applicable securities laws (referred to herein as “forward-looking statements”). Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “continues”, “forecasts”, “projects”, “predicts”, “intends”, “anticipates” or “believes”, or variations of, or the negatives of, such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Specifically, this press release includes forward-looking statements regarding the Company’s Purchase Agreement with Goldcorp pursuant to which the Company will exercise the Option and will acquire ownership of the Detour Lake Mine Option Property from Goldcorp. Inherent in forward-looking

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statements are risks, uncertainties and other factors beyond the Company’s ability to predict or control. These risks, uncertainties and other factors include, but are not limited to, the uncertainties involved in the Transaction and other risks involved in the gold exploration and development industry as well as those risk factors listed in the Company’s Annual Information Form (AIF), Item 4.4 – “Description of Business — Risk Factors” filed on SEDAR. Readers are cautioned that the list of factors included in the AIF is not exhaustive of the factors that may affect the forward-looking statements. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this press release. The exercise of the Option and the closing of the Transaction are subject to a number of conditions, including, but not limited to the Company and Goldcorp obtaining all necessary third party approvals and consents, the filing of an amended mine closure plan for the Mine Option Property, and other customary conditions. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any of its future results, performance or achievements expressed or implied by forward-looking statements. All forward-looking statements herein are qualified by this cautionary statement. Accordingly, readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements whether as a result of new information or future events or otherwise, except as may be required by law.

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